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                                                                                          Exhibit 12
                                                                                          05/19/95
                      SAVANNAH ELECTRIC AND POWER COMPANY
           Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1994
                   and the twelve months ended April 30, 1995

                                                                                              Twelve
                                                                                              Months
                                                                                              Ended
                                                          Year ended December 31,            April 30,
                                         1990      1991       1992       1993       1994       1995
                                      ----------------------Thousands   of  Dollars-------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges  $ 41,153   $38,243   $ 33,901   $ 34,677   $ 36,886   $ 35,205
      Federal and state income taxes    14,642    13,872      7,861     13,712     13,800     14,400
      Deferred  income taxes, net        2,782     1,601      5,947        607      1,625       (217)
      Deferred  investment  tax credits     -          -         -          -          -          -
      AFUDC - Debt funds                   194       103        289        699      1,225        664
      Rentals                              867       805        818        831        663        632
                                      --------   -------   --------   --------   --------   --------
         Earnings as defined          $ 59,638   $54,624   $ 48,816   $ 50,526   $ 54,199   $ 50,684
                                      --------   -------   --------   --------   --------   --------




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt       $ 12,052   $11,486   $ 10,870   $ 10,696   $ 12,585   $ 12,581
   Interest on interim  obligations        116        25         15        240        205        272
   Amort of debt disc, premium and
      expense, net                         241       380        427        535        550        551
   Other interest  charges                 665       525        466        340        337        392
   Rentals                                 867       805        818        831        663        632
                                      --------   -------   --------   --------   --------   --------
         Fixed charges as defined     $ 13,941   $13,221   $ 12,596   $ 12,642   $ 14,340   $ 14,428
                                      --------   -------   --------   --------   --------   --------


RATIO OF EARNINGS TO FIXED CHARGES        4.28      4.13       3.88       4.00       3.78       3.51


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